UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 4, 2006 (September 29, 2006)

R&G Financial Corporation

(Exact name of registrant as specified in its charter)

Puerto Rico

(State or other jurisdiction of incorporation)

001-31381	66-0532217
(Commission File Number)	(I.R.S. Employer Identification No.)

280 Jesús T. Piñero Ave.

Hato Rey, San Juan, Puerto Rico 00918

(Address of principal executive offices and zip code)

(787) 758-2424

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

On October 3, 2006, R&G Financial Corporation (the “Company”) announced by press release that it had received a letter from the New York Stock Exchange (“NYSE”), dated September 29, 2006, advising the Company that the NYSE had granted the Company’s request for up to a six-month extension of the time to file its 2005 Annual Report on Form 10-K, to April 3, 2007. The NYSE indicated that the extension granted to the Company was subject to ongoing reassessment, which will take into consideration the Company’s successful achievement of interim milestones, including the filing of the Company’s amended Annual Report on Form 10-K/A for the year ended December 31, 2004 (the “2004 10-K/A”). The Company had requested such extension by letter to the NYSE, dated September 15, 2006. Under Rule 802.01E (SEC Annual Report Timely Filing Criteria) of the NYSE’s Listed Company Manual, the Company was required to file its 2005 Annual Report on Form 10-K by late September 2006, which deadline has now been extended until April 3, 2007. Failure of the Company to achieve the filing of the 2004 10-K/A within the time parameters presented to the NYSE or achieve other interim significant milestones could result in accelerated trading suspension prior to the end of the six-month extension period. Further, if the Company is unable to file its 2005 Annual Report on Form 10-K by April 3, 2007, the NYSE will commence suspension and delisting procedures with respect to the Company’s common stock. The press release is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

The Company also announced in the press release that on October 2, 2006, R-G Premier Bank of Puerto Rico, the Company’s wholly-owned Puerto Rico commercial bank subsidiary (“RGP”) entered into an agreement with Doral Financial Corporation (“DFC”) whereby RGP will accept as repayment in full, with respect to the sale of the mortgage loans by DFC to RGP (with a balance of approximately $411.2 million as of August 31, 2006) that were re-characterized as secured borrowings for accounting purposes (the “Doral Borrowing”), the underlying mortgage loans securing the Doral Borrowing. Following this payment in kind, RGP will have legal title to the mortgage loans acquired from DFC (and which RGP held as collateral under the Doral Borrowing). The servicing rights for all of the underlying mortgage loans will be retained by DFC, the entity that currently services the loans. Also on October 2, 2006, RGP and Doral Bank, DFC’s Puerto Rico commercial bank subsidiary, entered into an agreement whereby Doral Bank will accept as repayment in full, with respect to the sale of the mortgage loans by RGP to Doral Bank (with an aggregate balance of approximately $398.7 million as of August 31, 2006) that were re-characterized as a secured borrowing for accounting purposes (the “R-G Borrowing”), the underlying mortgage loans securing the R-G Borrowing. Following this payment in kind, Doral Bank will have legal title to the mortgage loans acquired from RGP (and which Doral Bank held as collateral under the R-G Borrowing). The servicing rights for all of the underlying mortgage loans will be retained by R&G Mortgage Corporation, the Company’s wholly-owned mortgage bank subsidiary (“RGM”), the entity that currently services the loans. These transactions closed on October 3, 2006.

The Company also announced in the press release that R-G Crown Bank, Casselberry, Florida, the wholly-owned, federally chartered savings bank subsidiary of the Company, consented to the issuance of a Cease and Desist Order (the “Order”) by the Office of Thrift Supervision of the Department of the Treasury, dated October 3, 2006. The Order is discussed in the Company’s press release and is filed as Exhibit 99.2 to this Form 8-K and is incorporated herein by reference.

In the press release, the Company also announced that it has received non-objection from the Federal Reserve Bank of New York, the Federal Deposit Insurance Corporation and the Commissioner of Financial Institutions for the Commonwealth of Puerto Rico to restructure the terms of certain prior mortgage loan sale transactions engaged in with W Holding Company, Inc. (“WHI”), the holding company of Westernbank Puerto Rico (“Westernbank”), WHI’s Puerto Rico commercial bank subsidiary. The Company expects to complete the transaction with WHI and Westernbank within the next two weeks.

Item 9.01    Financial Statements and Exhibits

a)	Not applicable.

b)	Not applicable.

c)	Not Applicable.

d)	Exhibits.

99.1	Press Release dated October 3, 2006.

99.2	OTS Order to Cease and Desist dated as of October 3, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 4, 2006

R&G FINANCIAL CORPORATION

By:	/s/ Victor J. Galán
Victor J. Galán Chief Executive Officer

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